Consent of Independent Registered Public Accounting Firm

The Board of Directors of The Dreyfus/Laurel Funds, Inc.:

We consent to the use of our report, dated December 30, 2014, with respect to the financial statements of General Treasury and Agency Money Market Fund (formerly known as Dreyfus U.S. Treasury Reserves), a series of The Dreyfus/Laurel Funds, Inc., as of October 31, 2014, incorporated herein by reference and to the reference to our firm under the heading “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                                                         /s/ KPMG LLP

New York, New York

December 28, 2015